Exhibit 8.2

June 12, 2003

Rio Tinto Finance (USA) Limited,
55 Collins Street,
Melbourne, Victoria 3000,
Australia.

Ladies and Gentlemen:

            We have acted as your counsel in connection with the registration under the Securities Act of 1933 (the “Act”) of $100,000,000 debt securities (the “Debt Securities”) of Rio Tinto Finance (USA) Limited, an Australian corporation, fully and unconditionally Guaranteed by Rio Tinto plc, a United Kingdom corporation, and Rio Tinto Limited, an Australian corporation. We hereby confirm to you that our opinion is as set forth under the caption “Tax Considerations – United States Taxation” in the prospectus (the “Prospectus”), included in the registration statement on Form F-3 filed on this day with the Securities and Exchange Commission relating to the Debt Securities to which this opinion is filed as an exhibit (the “Registration Statement”).

            We hereby consent to the filing of this opinion as

an exhibit to the Registration Statement and to the reference to us under the heading “Tax Considerations – United States Taxation.” In giving such consent, we do not admit that we are in the category of person whose consent is required under Section 7 of the Act.

Very truly yours,
/S/ SULLIVAN & CROMWELL LLP